Exhibit 99.1

INVESTORS: MEDIA:	Kenneth A. Czaja, CFO 925.941.6260 Chris Edwards 925.279.2926

BriteSmile Receives Nasdaq Notice

WALNUT CREEK, CA – January 27, 2006 – BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art teeth whitening systems, today announced that, on January 25, 2006, the Company received a notice from the staff of The Nasdaq Stock Market stating that the Company’s common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on February 3, 2006 pursuant to Marketplace Rule 4300, provided the Company does not appeal the Staff’s determination. Marketplace Rule 4300 provides Nasdaq with discretionary authority to apply more stringent criteria for continued listing and terminate the listing of particular securities based on any event, condition or circumstance which occurs that makes continued listing inadvisable or unwarranted, even though the securities meet all criteria for continued listing on Nasdaq.

The Company previously announced that it had entered into a Purchase Agreement with Dental Spas, LLC on January 13, 2006, pursuant to which Dental Spas agreed to purchase the Company’s business consisting of operating dedicated centers to offer teeth-whitening procedures and products. The Company also previously announced that it had entered into an Asset Purchase Agreement with Discus Dental, Inc. on January 4, 2006, pursuant to which Discus Dental agreed to purchase the Company’s business consisting of operating teeth-whitening procedures and products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers. The Nasdaq notice states that the Nasdaq Staff believes that the completion of the transactions with Dental Spas and Discus Dental will leave the Company with only a nominal operating business, which would render it a “public shell”. Public shells are deemed to be potentially subject to market abuses or other violative conduct detrimental to the interests of the investing public.

The Company currently intends to appeal the Nasdaq Staff’s determination to delist the Company’s common stock to a Nasdaq Listing Qualifications Panel, which would conduct a hearing on the matter. The hearing request will stay the delisting of the Company’s common stock, which will continue to trade on The Nasdaq SmallCap Market pending the panel’s decision. The Company can make no assurance that the panel will grant the Company’s request for continued listing. If the Company’s common stock is delisted from the Nasdaq SmallCap Market, it may become eligible thereafter for quotation on the OTC Bulletin Board or in the “Pink Sheets.”

Also on January 25, 2006, the Company received a letter from the Nasdaq Staff notifying the Company that it has regained compliance with Marketplace Rule 4310(c)(4), requiring that the Company’s common stock maintain a closing bid price at $1.00 per share or greater.

# # #

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at www.britesmile.com .